May 23, 2007

Media Contact: Kevin Rademacher, 702-227-2392
Analyst Contact: Britta Carlson, 702-367-5624

Public Utilities Commission Grants Rate Changes for Nevada Power Company

The Public Utilities Commission of Nevada (PUCN) today approved changes in electric rates for Nevada Power Company, a subsidiary of Sierra Pacific Resources (NYSE:SRP).

The changes in rates include adjustments to general rates, the segment of rates that covers the cost of administration, construction, maintenance and the profit level of the utility. In addition, the commission approved new rates associated with the cost of fuel and purchased power for which the company makes no profit. The PUCN’s two decisions today call for an overall increase in rates of approximately 5.2 percent across all customer classes.

The decisions today, when coupled with the PUCN’s previously approved recovery of costs associated with the Western energy crisis of 2000-01, will result in - effective June 1, 2007 - an estimated increase in rates of about 11.6 percent for a typical single-family residential customer using an average of 1,250 kilowatt hours of electricity a month. That estimated bill would increase to $152.94 from $136.98.

The exact impact on various customer classes will not be known until the company calculates the effect of the many changes in rates that result from the PUCN’s decisions.

As part of its decision on the general rate increase, the PUCN granted Nevada Power a return on equity of 10.7 percent.

Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The company also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to approximately 800,000 residential and business customers in a 4,500 square mile service area.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Nevada Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks, uncertainties and additional cautionary statements regarding other risk factors that could have an effect on the future performance of Nevada Power Company are contained in its Annual Report on Form 10-K for the year ended December 31, 2006, and in Form 10-Q for the quarter ended March 31, 2007, filed with the SEC. Nevada Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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